Exhibit 5.1

May 22, 2026

Wayfair Inc.
4 Copley Place
Boston, MA 02116

Re: 2023 Incentive Award Plan

Ladies and Gentlemen:

I have assisted in the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to an aggregate of 15,000,000 shares of Class A Common Stock, $0.001 par value per share (the “Shares”), of Wayfair Inc., a Delaware corporation (the “Company”), which have been approved by the Company’s board of directors and stockholders for issuance under an amendment (the “Plan Amendment”) to the Company’s 2023 Incentive Award Plan (the “Plan”).

I have examined the Certificate of Incorporation and By-Laws of the Company, each as amended and restated to date, and originals, or copies certified to my satisfaction, of all pertinent records of the meetings of the board of directors and stockholders of the Company, the Registration Statement, the Plan, the Plan Amendment, and such other documents relating to the Company as I have deemed material for the purposes of this opinion.

In my examination of the foregoing documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, photostatic or other copies, the authenticity of the originals of any such documents and the legal competence of all signatories to such documents.

I assume that the appropriate action will be taken, prior to the offer and sale of the Shares in accordance with the Plan, to register and qualify the Shares for sale under all applicable state securities or “blue sky” laws.

I express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware.

It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Please note that I am opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.

Based on the foregoing and subject to the qualifications and assumptions stated herein, I am of the opinion that the Shares have been duly authorized and, when issued by the Company and delivered to participants in accordance with the provisions of the Plan, the Shares will be validly issued, fully paid and nonassessable.

Exhibit 5.1
I hereby consent to the filing of this opinion with the Commission in connection with the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Andrew Oliver

Andrew Oliver

Deputy General Counsel, Assistant Secretary